Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our firm’s reserves report dated July 13, 2021, prepared for Crestone Peak Resources LLC for the fiscal year ended December 31, 2020, included in the registration statements on Form S-8 (Nos. 333-229431, 333-217545, and 333-257295) of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy, Inc.), as well as in the notes to the financial statements included therein, included in or made a part of this Current Report on Form 8-K, including any amendments thereto of Civitas Resources, Inc., in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 3, 2021